Exhibit 10.1

This Agreement is made effective the 15th Day of May 2009.

BETWEEN:
Alliance Networks Communications Inc.
502 East John Street
Carson City, Nevada
89706

Hereinafter referred to as Alliance

(also referred to as the Supplier)

 - and -

TMI Transformers Inc.
7051 West Wilson Ave,
Norridge, Illinois
60706

Hereinafter referred to as TMI

(also referred to as the Purchaser)

THIS AGREEMENT will be made effective the 15th     day of May               , 2009  with “TMI”) and sets out the terms and conditions under which “TMI” agrees to purchase certain services and materials. It is understood that this is a general umbrella agreement and that there be an agreed to provision to allow Alliance “first right of refusal” in supplying manufactured finished goods to TMI (subject to clause(s) no.) by means of purchase orders placed in accordance with this Agreement.

1. Definitions

In this Agreement and the schedules hereto, the following terms shall have the following meanings:

a) "Agreement Documents" means the memorandum of agreement, Schedules "A" through "L", attached and made a part of this Agreement, and all Purchase Orders and Amending agreements issued after the execution of this Agreement with the Supplier. In the event of any conflict between terms and conditions in any Schedule or Purchase Order(s) and the terms and conditions in this Agreement, this Agreement shall prevail;

b) "Affiliate" Corporation means a company that may be included to provide finished goods or sub- assemblies in conjunction with goods required pursuant to this agreement;

c) "Alliance" means Alliance and any/or any of its affiliates.

d) "Business Day" means any day Monday to Friday between the hours of 0800 and 1600 (not inclusive of Alliance) designated holidays;

e) "Product" means the materials as outlined in Schedule "A" to be provided by the Supplier (Alliance ) to the purchaser (TMI) pursuant to this agreement.

f) "Documentation" means the documentation related to or required for the utilization of the Product as identified in Schedule "A" which may take the form of word documents, drawings, schematics or flow diagrams,

g) "Delivery Date(s)" means the date set out in each Purchase Order by which the Product described are to be delivered;

h) "Delivery Site(s)" means the location(s) to which the Products are to be delivered as specified in each Purchase Order; (subject to negotiated freight terms and conditions)

i) "Purchase Order" means the document, a copy of which is attached as Schedule "E", to be used by TMI to order Product from the Supplier.

j) "Change Order" means the document to be used by TMI as a written order authorizing a change in the Purchase Order;

k) "Supplier" means Alliance as selected to be the prime or Supplier;

1) "Schedule" means the schedules included as part of this agreement and further listed in "Section 3- Interpretation";

m) "Services" mean~ the manufacturing, packaging, supply and delivery of the Products, andrelated customer service;

n) "Warranty Period" means a period of six (6) years from the Delivery Date,

0) "Deficiencies" means a failure of the Product to comply with the Specifications;

p) "Specifications" means the information included, but not limited to, the specifications set forth  in Schedule "F" hereto, including the Supplier's standard specifications for the Product incorporated herein, and any other specifications TMI and the Supplier may mutually agree upon in writing.

2. Term

The term of this Agreement shall commence on May 15th, 2009 and terminate on May15 th, 2012 unless otherwise terminated as provided in this Agreement. This Agreement may be extended in one- (1) year increments up to a maximum of three (3) years, subject to such amendments of this
Agreement, as the parties may agree.

3. Scope

a) This Agreement covers the terms and conditions for the Purchase of the Supplier's Products and related Service(s) specified. Additional Product(s) and/or Services may be ordered from time to time, as mutually agreed upon, which will be subject to the terms and conditions of this Agreement.

b) This Agreement is nonexclusive.

c) This Agreement is intended to cover the purchase of Products and Services from the Supplier by either TMI Affiliates, or distributors authorized by TMI in writing.

4. Interpretation

In the event of any conflict between terms and conditions in any Purchase Order and the terms and conditions in this Agreement, this Agreement shall prevail.

This Agreement contains the following Schedules:

Schedule "A"- Unit Prices
Schedule "B" - Quality Service Standards
Schedule "D"- Specifications & Attached Samples
Schedule "E"- Purchase Order/Change Order Form
Schedule "F" - Design Change
Schedule "G" - Warranty Replacement
Schedule "H" - General Packaging and Delivery
Schedule "1"- Standard Manufacturing Testing at Suppliers Plant Schedule "J"- Non-Compliance Forms
Schedule "K" –Alliance Holidays
Schedule "L"- Disaster Recovery Plan

5. Services

a)
The intention is to include in this Agreement all labor and services for the design, packaging, supply and delivery of the Products. All Services shall be performed and provided in accordance with standards provided by Alliance.

b)
During the term of this Agreement, TMI shall be notified of any changes in the Supplier's policy or organization which could affect meeting either TMI or the Supplier's obligations outlined in this Agreement.

6. Purchase and Sale

a)	This Agreement does not by itself order any Product or Service.

b)
TMI shall order Product or Service by means of a Purchase Order. Subject to the terms and conditions of this Agreement, TMI shall purchase from the Supplier and the Supplier shall sell to TMI such Product(s) as are required by TMI during the term of this Agreement.

c)
And Product(s) shall be ordered from time to time by means of a Purchase Order to the Supplier. The Purchase Order shall specify, at minimum, the Products, Quantity, Delivery Site, Delivery Date, price, F.O.B. terms, and freight terms, as ordered by TMI, to be supplied by the Supplier. It is understood and agreed that the requirements for Product are not fixed and that the various quantities of Product purchased pursuant to this Agreement shall be those quantities for which a Purchase Order is forwarded to the Supplier.

7. Change Notice

TMI may, without invalidating this Agreement, make changes by altering, adding to, or deleting, Product(s) or Services associated with this Agreement. All such changes shall be approved by means of a written Change Notice. The Supplier shall make any claim for extension of time caused by the change at the time it receives a Purchase Order and such claim shall not be valid until TMI has given its approval in writing.

8. Unit Prices and Price Warranties  (See Schedule A)

a)
The prices payable by TMI for the Product(s) shall be the unit prices set out in Schedule "A". Prices shall be those in effect at the time Alliance transmits the Purchase Order electronically or verbally supplies a Purchase Order number to the Supplier. There shall be no minimum purchase requirement either for quantity or dollar volume imposed by the Supplier for any Purchase Order.

b)	All dollar amounts referred to in this Agreement are in US funds.

c)	Unit Prices include the following:

(i) Manufacture of  Modular AC Protection Products and/or equipment supplied by

(ii) Delivery; F.O.B. (freight on board) from assigned manufacturing/assembly facility (located in NAFTA recognized territories).

d)	The Supplier shall provide a certificate of origin, (if required) with each shipment. Supplier shall advise as

13. Rush Emergency Orders

Rush or emergency orders may be transmitted electronically or verbally to the Supplier and will be handled on an individual basis.

14. Change Management

Any request to changes in the business requirements must be made in writing to the designated Supplier account manager. Changes will be accepted only when properly authorized by TMI designated client contact person and/or TMI Contract Management.

15. Price/ Payment Terms

a)
The prices to be paid by TMI for all Products and Service(s) are that prices specified in Schedule "A" - Pricing. There shall be no minimum purchase requirements either for quantity or dollar volume imposed by the Supplier for any Purchase Order.

b)	The Supplier agrees to hold pricing firm for each Product in Schedule "A" during the initial twelve (12) month period or duration thereof (if agreement is less than 1 year) of this Agreement.

c)
After the Product(s) has been delivered, the Supplier shall receive payment by company cheque referencing the applicable Purchase Order provided by LLC for the Product(s). Each invoice shall contain an itemized summary of the Purchase Order being billed and such other payment information as the Supplier may reasonably require.

d)
Subject to verification of the invoice and in the event the entries itemized on the invoice reflect, in the reasonable opinion of TMI , the Product supplied by the Supplier, payment will be issued to meet Net 35 terms of payment;

e)	Due performance by the Supplier of all of its obligations hereunder is a condition precedent to all payments under this Agreement.

f)
Neither payment made to the Supplier, nor partial or complete use of the Product by TMI shall be construed as an acceptance, of any Product not in accordance with this Agreement. Acceptance of final payment by the Supplier shall constitute a waiver by it of all claims for further reimbursement except those claims previously made by the Supplier in writing and subject to dispute.

16. Title and Risk of Loss

Title and risk of loss or damage to the Product delivered to the Delivery Site shall pass to TMI upon such delivery of the Product as instructed in the Purchase Order. Upon receipt of damaged goods TMI shall promptly file a damage claim with the freight carrier on the Supplier's behalf.

17. Delivery & Delivery Sites

a)
The Supplier shall deliver the Product on the delivery date. The Supplier warrants that the Product shall be delivered to the Delivery Site on the Delivery Date provided that TMI and the Supplier have not agreed in writing to a later Delivery Date.

b)
The Supplier shall promptly process Purchase Order(s) issued by TMI in accordance with this Agreement. If the Delivery Date indicated on the Purchase Order is more than three (3) Business Days after the Supplier's receipt of the Purchase Order, the Supplier shall meet the Delivery Date specified. If the Delivery Date indicated on the Purchase Order is less than three (3) Business Days after the Supplier's receipt of the Purchase Order, the Supplier shall confirm the Delivery Date or advise TMI of the new Delivery Date within one (1) Business Day after the Supplier's receipt of the Purchase Order.

18. Inspection and Acceptance

a)
All Products shall be subject to inspection by TMI after delivery to determine function and quality, TMI Purchase Order or Supplier's advertised or published specifications. Unless otherwise mutually agreed, TMI shall have a period of sixty (30) days following arrival of Product at the Delivery Site to inspect the Product for conformity and to provide the Supplier with written notice of any discrepancy or rejection. If the Product is to be installed by TMI, TMI shall have the longer of thirty (30) days following such installation or following completion of any testing period within which to complete such inspection, provided the installation shall occur not more than thirty (30) days from the actual date of delivery. Following the notification by TMI if the Supplier is unable to repair or replace Product that does not conform in whole or part within a reasonable period of time, TMI may return the Product to the Supplier, at the Supplier's risk and expense, and receive a refund of all amounts paid with respect to the returned Product. For such Product returns, TMI shall notify the Supplier and arrange for the return of the Product.

b)	Inspection or failure to inspect on any occasion shall not affect TMI rights under "Warranty" provisions of this Agreement or any other rights or remedies available to TMI under this Agreement.

19. Standards

All Product(s) supplied shall comply with the applicable requirements of Underwriters’ Laboratories Rules and Regulations. All installation and repairs shall also comply with the above rules, regulations and requirements.

20. Precedence of Documents

a)
All quotations, Purchase Orders, acknowledgements and invoices issued pursuant to this Agreement shall be subject to the provisions contained within this Agreement. The terms and conditions of this Agreement will prevail over any conflicting or inconsistent terms contained in any quotation, Purchase Order, acknowledgement or invoice.

b)
No additional terms contained in any quotation, Purchase Order, acknowledgement or invoice shall be valid for a specific transaction, unless agreed in writing by authorized representatives from both parties.

21. Invoicing

  a)      TMI requires the following in order to verify and analyze invoices as required:

(i)	The Supplier will be required to provide backup documentation for each item on the invoice.
(ii)
The cost of any invoicing, invoicing documentation and transmission of these items are at the expense of the Supplier. Any credits/adjustments on the invoice from the Supplier will be in the same detail as the original invoice along with supporting documentation.

22. Invoice Disputes and Resolution

Invoice disputes and resolutions will be handled as follows:

(a)	TMI will pay undisputed items within the terms negotiated after receipt of goods;

(b)	TMI will provide written notification of disputed items within fifteen (30) days of receipt of invoice;

(c)
 TMI requires that all billing disputes be resolved within sixty (30) days from the date of notification. Any disputes beyond sixty (30) days will be resolved through Dispute Resolution of this Agreement as provided for in this Agreement;

(d)	TMI will not be assessed late charges during Dispute Resolution.

23. Records and Reports

a)
The Supplier shall maintain complete and accurate records of all invoices, and amounts billable to and payments made by TMI , in accordance with US GAAP (Generally Accepted Accounting Practices). The Supplier shall retain and make available upon request such records for a period of three (3) years from the date of final shipment of Product or rendering of Services covered by. this Agreement.

b)
When requested by TMI , the Supplier shall, for all Purchase Orders placed directly with the Supplier, provide a monthly purchase report by ordering location, listing Product and Service purchased under this Agreement, including description, part number, quantities shipped and associated list and net prices.

24. Representations and Warranties

a)	The Supplier represents and warrants:

(i)	that the Product is free from defective material, faulty workmanship and faulty design;

(ii)
that the Warranty Period begins on the date of the original shipment and is in effect provided the Product is used for the purpose intended and is handled, stored, and used in accordance with Product instructions.

(iii)	that it has the resources, skills and ability to manufacture and/or supply the Product in accordance with this Agreement Documents.

b)
The warranties, conditions and indemnities provided herein are in lieu of and exclude all other liabilities, warranties, guarantees or conditions written or oral, statutory, common law, expressed or implied, including warranty or implied condition as to merchantability or fitness for a particular purpose and shall constitute the Supplier's sole obligation and liability and TMI sole remedy in contract, tort or otherwise in respect of Products and Services, except as may be set forth in Article 35 and Article 36.

c)
No other warranties are expressed or implied except as set forth herein. All other warranties, including warranties of merchantability and fitness for a particular purpose, are expressly excluded from the warranty.

d)
The Supplier warrants and guarantees the work and materials covered by this Agreement and agree to make good, at its own expense, any defect that may occur in materials or workmanship that may occur or develop or may be condemned or ordered modified by any municipal or other government inspector.

e)
During the Warranty Period, TMI shall promptly notify the Supplier of any claims against the warranties provided. TMI shall return the Product for replacement by the Supplier in accordance with the Warranty Replacement procedures set out in Schedule "G".

25. Quality Products

The Supplier shall deliver to TMI quality products that meet TMI ’s expectations in Schedule "A" for the various Products outlined in Schedule "A".

26. Continuity of Supply

The Supplier shall set up a process that will monitor this Agreement to ensure stock is available to meet TMI supply requirements

27. Supplier Performance

The performance of the Supplier shall be measured and rated in the areas of Product, delivery, price and customer service on an on going basis.

28. Termination

a)	Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated by TMI prior to the expiration date effective immediately upon written notice:

(i)	if the Supplier breaches any term, condition, or provision of this Agreement, unless the Supplier remedies such breach within one (1) Business Days written notice of such breach;

if the Product supplied by the Supplier does not conform to the requirements set out in paragraph 27 above.

(ii)
if the Supplier becomes insolvent, takes the benefit of any Act in force for insolvent persons, is adjudged a bankrupt, makes a general assignment for the ,benefit of creditors, or takes the benefit of any Act in force for insolvent persons;

(iii)	if the Supplier ceases to do business as a going concern;

(iv)	if a receiver or receiver/manager is appointed for the Supplier; or

(v)	if the Supplier takes the benefit of any Act in force for the winding up or liquidation of corporations.

b)
At any time prior to the expiration of this Agreement, TMI and/or Alliance may terminate this Agreement upon sixty- (60) calendar day's written notice to the Supplier. In the event of such termination, TMI shall pay to the supplier, subject to the provisions in this Agreement relating to payment, the amount due the Supplier for Services performed and Product supplied up to the effective date of such termination.

c)
  Termination of this Agreement by TMI/Alliance shall not deprive either party of any of its rights, remedies or actions against the each other for damages or costs. In the event of termination, except as provided elsewhere in this Agreement, Both parties shall be discharged from and have no further obligations under this Agreement.

29. Confidentiality

a)
The Supplier and /or purchaser shall not disclose to anyone or use any information which it has acquired as a result of this Agreement concerning TMI/Alliance plans, business, objectives, customers, products, processes, work or services, or the provisions of this Agreement, without prior written consent. This restriction shall not apply if such information has become generally known without the fault of the Supplier or is rightfully obtained from a third party or is known or developed by the Supplier independent of both parties.

b)
The obligation in regard to confidentiality shall not restrict the Supplier/purchaser from any disclosure pursuant to any applicable law or by order of any Court or government agency provided that the Supplier/purchaser shall give such notice to both parties as may be reasonable in the circumstances.

c)     This provision shall survive for a period of five (3) years following expiration or termination of this Agreement.

30. General Indemnity

The Supplier agrees to indemnify and save harmless TMI, its servants, agents and employees from any and all losses, damages, expenses, claims, actions, causes of action, liens, suits, judgments or costs of whatsoever nature that may arise directly or indirectly out of any negligent or willful act or omission of the Supplier, any of the Supplier's subcontractors, or their respective servants, agents or employees, in the performance of this Agreement, except where such loss or damage is caused by the negligence of TMI, its servants, agents or employees.

31. Indemnification for Infringement

The Supplier represents and warrants that the Products do not and shall not infringe upon or violate any patent, copyright, trade secret, trade name, trademark, or any other proprietary right of any third party enforceable in the state of Nevada  (an "Intellectual Property Right"). The Supplier shall defend, at its own expense, any claim by a third party against TMI asserting or involving an Intellectual Property Right which concerns the Products, provided that the claim does not arise out of a breach By TMI, its servants, agents or employees. However, the Supplier must be notified by TMI in writing within a reasonable time after TMI first receives written notice of any claim, action or allegation of infringement. The Supplier shall be bound by and shall pay the amount of any settlement, compromise, final determination or judgment reached while the Supplier was conducting the defense, and, in any event, provided that TMI is in compliance with this Article, the Supplier shall indemnify and hold TMI harmless Item and against any and all liabilities, losses, damages, costs and expenses (including legal fees and ,expenses on a solicitor and his own client basis) associated with any such claim or action brought against TMI. In the event an injunction or order is obtained against use of the Products or any of their elements by reason of the allegations or if, in the Supplier's opinion, the Products or any of their elements are likely to become the subject of a claim of infringement or violation of a patent, copyright, trade secret, trade name, trademark, or any other proprietary right of a third party, the Supplier shall at its expense.

The Supplier shall have no liability whatsoever to hereunder for any infringement claims based solely upon any modifications to any of the Products, by TMI or Suppliers or Subcontractors so as to cause the Products to become infringing.

32. Insurance

a)
The Supplier shall, without limiting its obligations or liabilities under this Agreement, at its own expense, obtain and maintain in full force and effect, throughout the entire term of this Agreement, all of the following insurance coverage, in a form acceptable to TMI:

(i)
Comprehensive general liability insurance including products and completed operations in an amount not less than two million dollars ($2,000,000.00) inclusive per occurrence , against liability for bodily injury, personal injury, death and property damage including loss of use. Such insurance shall insure all subcontractors and anyone employed directly or indirectly by the Supplier or its subcontractors to perform a part or parts of the Services and shall include blanket contractual liability coverage; and

(ii)	The Supplier shall have the insurance required in full force and effect prior to execution of this Agreement and prior to the commencement of the provision of Services. 36. Notices

b)
Any notice, request, demand or other communication given or made by a party to this Agreement shall be duly given or made when communicated in writing to the party to which notice, request, demand or other communications is required or permitted to be given or made under this Agreement:

From: Alliance Networks Communications Inc. (Supplier)

502 East John Street
Carson City, Nevada
89706

To:
TMI Transformers Inc.

c)	The form of communication and the time at which a communication shall be deemed for the purposes of this Agreement to have been received are:

(i)	personal delivery, on the Business Day of actual receipt;

(ii)	prepaid registered mail, on the fourth Business Day following the date of deposit by post, or

(iii)	facsimile, on receipt of answerback generated by the receiving facsimile equipment.

33. Contract with Others

The relationship created by this Agreement is non-exclusive, however it is mutually agreed by both parties that Alliance will have “first right of refusal for the products it manufactures”. The following criteria must be met in order adhere to this stipulation:

Competitive Pricing policy congruent with industry standards Reasonable delivery of products (within agreement of time period by both parties) Alliance is capable of delivering said product with required customer support

With consideration of the above mentioned criteria, if Alliance is unable and or unwilling to supplied product(s) TMI shall have an unrestricted right to obtain Product in such ways and through such means as it may from time to time deem necessary.

34. Amendments

Any amendment of this Agreement shall require a written Amending Agreement, duly signed by authorized officers or representatives of both parties, whereupon such Amending Agreement shall be deemed incorporated into and made part of this Agreement.

35. Gender and Number

This Agreement shall be read with all changes of gender and number required by the context. Any reference to the term of this Agreement shall, unless the, context otherwise requires, be deemed to include any renewals or extensions.

36. Severability

If any article or articles or part or parts of any provision in this Agreement are illegal or unenforceable, it or they shall be considered separate and severable from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties as though the said articles or part or parts of any provision had never been included.

37. Waiver of Agreement

Failure by either party to insist upon the strict performance of any of the covenants, agreements, terms, provisions or conditions contained in this Agreement Documents or to exercise any election shall not be construed as a waiver or relinquish TMI of such covenant, agreement, term, provision or condition but the same shall continue and remain in full force. No waiver shall be deemed to have been made unless expressed in writing.

38. Force Majeure

a)
Neither party shall be responsible for any failure to comply with any of the terms of this Agreement where such failure is directly or indirectly caused by or results from events of force majeure beyond the control of either party. These events shall include, but not be limited to, fire, flood, earthquake, accident, civil disturbances, war, rationing, embargoes, strikes or labor problems, acts of God, or acts of government, but lack of finances shall in no event be deemed to be a cause beyond a party's control.

b)
In the event that performance of this Agreement in the reasonable opinion of either party is made impossible by force majeure, then such party shall so notify the other in writing and TMI shall either terminate this Agreement, or authorize the Supplier to complete the provision of the Services with such adjustments as are required by the existence of the force majeure and are agreed upon by both parties.

39. Entire Agreement

This Agreement Documents constitute the entire agreement between the Supplier and TMI pertaining to the subject matter and supersedes all prior agreements, understandings," negotiations, representations and discussions whether oral or written.

40. Governing Law

This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Province of Alberta, excluding the United Nations Convention on Contracts for the International Sale of Goods and, for that purpose each party hereby submits to the jurisdiction of the State of Nevada.

  41. Survival

The provisions titled Representations and Warranties, Confidentiality, General Indemnity, Indemnification Infringement and Governing Law shall survive expiration or termination of this Agreement.

42. Subcontractor

TMI shall recognize the Supplier only. The Supplier agrees to bind every subcontractor by the terms of this Agreement Documents as far as applicable to the work to be performed by the subcontractor and shall be fully responsible to TMI for the acts and omissions of any subcontractors and of persons directly or indirectly employed by them.  Nothing contained in this Agreement shall create any contractual relationship between a subcontractor and TMI.

43. Headings

a)	The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or meaning of this Agreement.

b)
In the event of a conflict between the main body of this Agreement and any schedule hereto, the main body shall prevail. Terms defined in this Agreement shall have the same meaning in any and all schedules hereto unless there is something patently inconsistent with such meaning in the context in which the term occurs.

44. Arbitration

a)
In the event that a dispute arises between TMI and the Supplier as to the compensation to be paid to the Supplier or as to the interpretation, application, operation or alleged violation of this Agreement or any of the provisions contained in this Agreement Schedules, such dispute or termination shall be determined by arbitration in accordance with the following conditions:

(i)	The party desiring to refer a dispute for arbitration shall notify the other party in writing of the details of the nature and extent of the dispute;

(ii)
Within three (3) Business Days of receipt of such notice, the opposite party shall, by written notice, advise the party desiring to refer the dispute to arbitration of all matters referred to in the initial notice except those for which any notified party admits responsibility and proposes to take remedial action and such party shall then take such remedial action. In the event of a failure to respond, the party failing to respond shall be deemed to dispute everything set out in the notice to arbitrate;

(iii)	The terms of reference for arbitration shall be those of dispute referred to in the initial notice which remains in dispute or those areas deemed to be in dispute hereunder;

(iv)
The parties hereto shall, within three (3) Business Days of the terms of reference pursuant to (c) above, jointly appoint a single arbitrator, provided further that if the parties cannot agree on an arbitrator then the parties or anyone of them may apply to a Judicial Authorities in the State of Nevada to have the arbitrator appointed;

(v)
Within thirty (30) Business Days of the appointment of the arbitrator, or such further period as may be agreed upon by the parties, the arbitrator shall resolve all matters and disputes accorded in the terms of reference;

(vi)	The decision of the arbitrator shall be binding and final upon TMI and the Supplier;

(vii)	The costs of the arbitrator shall be borne by the parties as determined by the arbitrator;

(viii)	The arbitrator shall not alter, amend or change the terms or conditions of this Agreement, and;

(ix)	All arbitration proceedings hereunder shall be conducted at Carson City, Nevada.

(x)
This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. The Courts of the State of Nevada shall have exclusive jurisdiction over any disputes that are not within the jurisdiction of an arbitrator, including any dispute where a party is seeking equitable relief and each party hereby submits to the jurisdiction of the Nevada State Courts.

(xi)	Disputes related to intellectual property infringements shall not be referred to the arbitrator.

Schedule “A”

Whereby TMI agrees to purchase for resale to Starbridge (a telecom protection solution provider) a unit referred to as an “Active AC Surge Blocking protection device” Part No. ASB–AC1 (single port). Said device has been designed to shunt harmful over-voltage/current transients to ground, thereby providing all inclusive protection for sensitive modems, used in the transmission of audio/visual, & data signals to the customer premise.

TMI agrees to purchase quantities up to and including $500K on an annual basis of said protectors based on the following provisions;

1)	Products are received in good working order
2)	Viability of market remains consistent, based on demand of product
3)	Pricing of product remains relative to that offered by competitors (target price of $7.20 per unit)

For: Alliance Networks Communications Inc.	For: TMI Transformers Inc.

/s/ Harj Manhas	By:	/s/ Alex A. Gianaras
(signed)		(signed)
Printed Name and Title:		Printed Name and Title:
Date: May 22, 2009		Date: May 15, 2009